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Exhibit 99.1

RADNET, INC. - DISCUSSION, QUESTIONS AND ANSWERS

FOLLOWING IS A DISCUSSION BY RADNET, INC. (REFERRED TO HEREIN AS "THE COMPANY," "WE," "OUR," AND SIMILAR TERMS) OF ITS FIRST QUARTER 2007 FINANCIAL REPORT AND QUESTIONS AND ANSWERS BY PARTICIPANTS IN A CONFERENCE CALL. TO AVOID SELECTIVE DISCLOSURE OF NON-PUBLIC INFORMATION, THE COMPANY IS DISSEMINATING THE DISCUSSION, QUESTIONS AND ANSWERS IN THIS FORM 8-K.

RADNET INCORPORATED
FIRST QUARTER 2007 EARNINGS CONFERENCE CALL
MAY 22, 2007


OPERATOR:                Welcome to the RadNet Incorporated First Quarter 2007
Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we'll conduct a question and answer session. Instructions will be provided at that time for you to queue up for your questions. I would like to remind everyone that today's conference is being recorded.

                         And now, I would like to turn the conference over to
John Mills, of Integrated Corporate Relations. Mr. Mills, please go ahead.

JOHN MILLS:              Thank you. Good morning, ladies and gentlemen and thank
you for joining us today to discuss RadNet's first quarter 2007 earnings results. On the call today from the company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

                         Before we begin today, we would like to remind everyone
of the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10-K for the 12-month period ended October 31st, 2006, Form 10-KT for the two month transition period ended December 31st, 2006 and Form 10-Q for the three month period ended March 31st, 2007 filed with the SEC.

                         And with that, it's my pleasure to turn the call over
to Dr. Howard Berger. Go ahead, Howard.

DR. HOWARD BERGER:       Thank you, John and good morning everyone. And thank
you for joining us today. On today's call, Mark Stolper and I plan to provide a brief overview of RadNet's business, the industry in which we operate and highlights from our first quarter 2007 results along with some insight into our future growth opportunities. After our prepared remarks, we will open the call for your questions.

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                         First, I'd like to mention that this is the first
quarterly earnings call we have had in our company's 25 year history. Much of the experience we gained from building this business over several decades has prepared us for today, a point in time where we see more opportunities ahead of us than any other time in our company's history. I would like to say that I personally have never felt more proud, energized, and excited about our company's future prospects, our position in the industry, and the opportunity to build what I believe to be a meaningful leader in the dynamic and growing area of healthcare. As such, I'd like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

                         Although many of you are familiar with our company and
our industry, I would like to take a brief moment to give you a little background and description of RadNet for some of you who may never, who may be newer to the story than others. RadNet was founded in the early 1980's as a single radiology practice in Beverly Hills, California. Throughout the years, my passion for diagnostic imaging has, among other things, resulted from my being fascinated by the way the advancing technology in our industry has changed the way medicine has been practiced. The early detection and diagnostics of disease has become a bigger and bigger focus within medicine. And although our tests are performed with increasing regularity, it has been shown that diagnostic imaging results in early detection and intervention in the disease process result in the elimination of cost from the healthcare system.

                         Over the last 25 years, RadNet has built and acquired
imaging centers throughout California. Our size and number of procedures, which now approximately total 1.3 million exams per year in California, has made us an important part of the healthcare delivery system in California. We have important relationships with the managed care providers in California and have built a unique capitated arrangement with some of the largest medical groups in the state.

                         Last year, with the acquisition of Radiologix, we
transformed our company from a California operator to the largest operator of free-standing, fixed-imaging centers in the United States. The acquisition was a transforming event in numerous respects. First, it greatly increased the visibility of our company by placing us on a national scale. Second, it has provided us with a strong east coast presence in the Maryland and New York regions from which to grow. Third, simultaneous with the acquisition, we refinanced our balance sheet with $405 million of credit facilities arranged for us by GE, including a $45 million unfunded revolving credit facility to provide us liquidity and financial flexibility. And perhaps most important, the acquisition, along with the resulting cost savings we will discuss later in this call, was a pro-active strategic move to enable us to absorb the reimbursement cuts of the Deficit Reduction Act and position ourselves to capitalize on opportunities that we believe will result from the Deficit Reduction Act, which we will refer to as DRA in the future.

                         Today, we own and operate 132 imaging centers,
principally in three states; California, where we have approximately 80 facilities; Maryland, where we have approximately 32 centers, and New York where we have 12 centers. We have a multi-modality approach to our business which means that the vast majority of our centers provide a combination of imaging exams, from some of the more routine studies such as x-ray, ultrasound and mammography to the more

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advanced testing such as MRI, CT and PET/CT scanning. Our growth strategy is focused on building regionally concentrated networks of centers. We believe that there exists strong advantages to operating regional clusters which include efficiencies in management, a lower cost structure and greater contracting leverage with our payers, the majority of whom are insurance companies. Furthermore, we contract with a limited number of established radiology groups who provide all the interpretive services within our centers. Many of these groups have national reputations and have been fixtures in their communities for decades. It is our goal to be the most significant, high quality provider of out-patient imaging in all of the markets in which we operate.

                         As many of you know, certain reimbursement changes in
our industry went into effect on January 1st, 2007 as part of the Deficit Reduction Act. Essentially, the DRA lowered reimbursement we and other providers of diagnostic imaging received from Medicare. For the most part, these Medicare cuts lowered reimbursement for the advanced imaging exams we perform, including MRI, CT and PET/CT. When we review, this morning, our operating performance for the first quarter of 2007, I'd like everyone to recognize that the DRA cuts are embedded in these first quarter numbers. Thus, our first quarter performance would have been even better would there have been no DRA.

                         Later on the call, we will discuss our observations of
the impact of these cuts on our industry in general and our views as to how they might help influence consolidation and ultimately a changing landscape of the providers in our business. We continue to feel that the DRA will provide us significant opportunities to grow.

                         At this time, I'd like to turn the call over to Mark
Stolper, our Chief Financial Officer, to discuss some of the highlights of our first quarter performance. When he is finished, I will conclude our prepared remarks with some discussion about my observations regarding the state of our industry today and how certain industry dynamics might present opportunities for RadNet in the near future.

MARK STOLPER:            Thank you, Howard. And thank you all for participating
in our first quarter conference call. I am now going to briefly review our first quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements as well as provide some insight into some of the metrics that drove our first quarter performance.

                         In my discussion, I will use the term EBITDA which is a
non-GAAP financial measure. The company defines EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments, and non-cash equity compensation. EBITDA includes equity earnings in unconsolidated operations and subtracts minority interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

                         For the first quarter of fiscal 2007, RadNet reported
revenue of $105.8 million. Revenue was up 1% from $104.8 million which would have been the first quarter revenues of the same period of 2006 if the RadNet Radiologix combination had occurred prior to January 1, 2006. In this first fiscal quarter of 2007, we reported EBITDA of $20.3 million. EBITDA was essentially flat from $20.5 million which would have been the first quarter EBITDA of the same period in 2006 if the RadNet Radiologix combination had occurred prior to January 1, 2006. It is important to note that revenue and EBITDA for this first quarter of 2007 is reflective of the full impact of the Deficit Reduction Act Medicare reimbursement cuts, whereas 2006 pro forma results, to which I am comparing them, do not include these reimbursement cuts.

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                         Although we did not publicly quantify the negative
impact of the DRA on the first quarter, we did previously release on July 7th, 2006, our estimated impact for 2007 of the DRA and the contiguous body part scanning cut of between $16 and $17 million. We remain comfortable with the 2007 full year estimate of the DRA. I mention the DRA to highlight the following point. When compared with 2006, a period not subject to the DRA, our 2007 results of increased revenue and stable EBITDA illustrate that we have substantially improved operating performance. This has been achieved through increasing scan volumes at our centers and lowering operating costs.

                         Overall, we performed 671,652 total procedures in the
first quarter of 2007 as compared to 648,445 total procedures in 2006 if the RadNet Radiologix combination had occurred prior to January 1, 2006. This is an overall increase of 3.6%. On the same prior-year's proforma quarter-over-quarter basis, MRI procedures were up 5.4%, CT procedures were up 1.5%, PET/CT procedures were up 22.1% and routine imaging procedures, this includes x-ray, ultrasound, mammography and all other exams, were up 3.5%. We attribute this growth in procedures to our strong relationships with our referring community, our expertise with network contracting and capitation, and effective center-level marketing.

                         Net loss for the first quarter was $4.4 million, or
$0.13 per share, compared to a net loss of $2.9 million, or $0.14 per share reported in the same period last year. Contributing to the net loss were certain non-cash expenses and one-time, non-recurring items including the following:
$2.2 million of non-cash employee stock compensation resulting from the vesting of certain management and Board of Director options and warrants; 538,000 of one-time severance expense associated with the termination of certain employees relating to achieving the previously announced cost savings during the Radiologix integration; approximately 469,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006 in connection with the Radiologix acquisition; a 250,000 one-time payment to two physicians in conjunction with Beverly Radiology, our affiliated radiology group, assuming professional responsibilities for one of Radiologix's regions in Northern California; and $120,000 one-time listing fee paid to NASDAQ.

                         With regards to some income statement accounts,
interest expense for the quarter was $11 million of which 469,000 was the result of amortization of financing fees which, I touched upon earlier, paid as part of our $405 million credit facilities. We are currently evaluating our options to lower our debt cost of capital and have been approached by several advisors regarding potential refinancing opportunities. We believe that lowering our interest expense will have a material impact on our free cash flow and our becoming profitable at the net income level, which is a continuing goal of the company's.

                         Bad debt expense increased as a percentage of our net
revenue because of the addition of Radiologix. The bad debt percentage of Radiologix is higher than the rest of RadNet because it performs on behalf of its physician partner's substantial billings from hospital operations for which we receive a management fee. Hospital settings regularly have bad debt expense that far exceeds that of free-standing imaging centers. It is important to note that the bad debt percentage of Radiologix and RadNet, excluding the Radiologix subsidiary, did not change materially as compared to itself over the period last year.

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                         With regards to our balance sheet as of March 31, 2007,
we had $381.9 million of debt, $1.2 million of cash and we were undrawn on our $45 million revolving credit facility. Since December 31, 2006, receivables increased approximately $7.2 million resulting from an increased business and the credentialing of new physicians staffing several of our Northern California facilities. We had working capital of 31.5 million at March 31st, 2007 compared to 30.1 million at December 31st, 2006.

                         During the quarter, we entered into capital leases of
$4.2 million and repaid $1.4 million of notes and leases payable. We made cash capital expenditures of $4.8 million during the quarter. In March, we acquired Rockville Open MRI for about a half million dollars in cash and the assumption of debt of $1.1 million. The center provides MRI services and can be expanded to include additional imaging modalities. The center is in the southern Maryland market which is serviced by our Community Radiology Associates physician group. This represents the first acquisition that we have completed since our acquisition of Radiologix. We remain interested in pursuing other opportunities within our core markets. Without commenting on specific acquisitions or the timing of any prospects, we have seen the pace and number of opportunities increase since the beginning of 2007. Continued pressure on smaller operators stemming from competition and the reimbursement changes resulting from the Deficit Reduction Act are what we believe are creating many of these opportunities.

                         With regards to our evaluation and pricing of
acquisition opportunities, we are seeking to acquire acquisitions on an accretive basis at multiples of EBITDA between three and five times. We seek opportunities where we believe there are significant cost savings that we can impart to the target through our cost structure and management, which once integrated, will ultimately lower the acquisition multiples that we pay.

                         The last item I will discuss is our progress on
achieving the cost savings we previously announced from the integration of Radiologix. As many of you may recall, we quantified the amount of savings at $11 million, the majority of which would be achieved through corporate, general and administrative expenses. We expected to achieve these cost savings ratably throughout 2007. We are still on track to do so and we remain comfortable with achieving the $11 million of aggregate savings.

                         We are also focused on achieving additional operational
savings from more effective purchasing of medical supplies, insurance, and maintenance agreements on our equipment. Through pursuing the combination of these corporate and operational savings, we hope to expand our margin performance in the future.

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                         I'd now like to turn the call back to Dr. Berger, who
will talk about his observations regarding the state of the industry today and how certain industry dynamics might present opportunities for RadNet in the near future.

DR. HOWARD BERGER:       Thank you, Mark. The DRA has created much concern
within our industry on the parts of providers, vendors, radiologists, and certainly within the analyst and capital market communities. I will preface my next statement by stating that what I'm about to say about the DRA might be viewed by some as both controversial and surprising. My views on the DRA are not necessarily shared by many of the other providers, vendors and other interested parties within the diagnostic imaging industry.

                         I view the DRA as having been beneficial to both the
long-term prospects of our industry and more specifically, to our company's future. Today, our industry as it is broadly defined by reputable research organizations such as Frost and Sullivan is estimated to be about $100 billion in size. It is also believed that there are over 6,000 out patient imaging centers, the majority of which are physician-owned or what many may call "mom and pop" operators. Our sector of healthcare is one of the largest major areas to remain a cottage and highly fragmented industry. Other sectors of healthcare services have seen the benefits that consolidation can bring, including cost efficiencies, convenience for patients, more organized integration of regional and national networks, and improved consistency of patient care. I believe the DRA will be the catalyst that will drive consolidation in our industry.

                         As it relates to RadNet, we have observed several
favorable trends since the DRA became effective. Number one, we have seen little-to-no new out-patient imaging centers enter our markets. Two, we have noted that capital spending by our competitors has slowed considerably. Three, we have been contacted by numerous marginal and weaker players in our markets about their interest in being acquired and four, we notice some more sizeable regional players are also interested in being consolidated.

                         In addition to the DRA, I am seeing other positive
trends from which the company stands to benefit in the future. There has been a heightened awareness with respect to some of the abuses that have occurred in our industry for some time, specifically what we call physician self-referral and block leasing arrangements.

                         Physician self-referral is when a non-radiologist
physician, such as a specialist like an orthopod or neurologist, places an imaging machine in his or her own practice for the purposes of profiting from referring his or her own patients to the scanner. As has been documented, the financial incentive created by this self-ownership of imaging equipment has resulted in significant over-utilization of imaging within these settings. We have recently seen movement by private payers and state medical boards to either prohibit reimbursement in these settings, or in some cases such as in Maryland, make physician self-referral an infraction that could result in a doctor losing his or her medical license.

                         Block leasing, a relationship whereby an imaging center
leases time on its scanners to referring physicians, allows physicians to profit from billing from imaging services.

                         The Stark law was enacted to prevent referring
physicians from profiting from sending volume to ancillary service providers such as imaging centers. Like physician self-referral, block leasing also results in over-utilization of imaging services.

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                         The recent publicity highlighting these abuses
represents significant future upside for our company and should these financial arrangements become a thing of the past, the entire industry should benefit We would stand to gain significant volume within our markets that is currently being enjoyed and directed elsewhere by these participants in the self-referral and block leasing arrangements. Thus, we are seeing very positive trends in our industry that will enhance our ability to grow in existing and contiguous markets.

                         Growth for the sake of growing is not what we are
seeking. We plan to grow in a systematic and disciplined manner, focused both on driving organic growth and through acquisition. We have worked very hard since completing the acquisition of Radiologix to create a platform and infrastructure that can support additional revenue and regional opportunities. We believe that we can further improve the performance of our existing assets and organization. We also have increased the depth of our senior management team with the addition of team members joining us from Radiologix. And lastly, we have outstanding relationships with our physician partners, who in cooperation with them, help to build our regions.

                         In summary, we are very excited about our future
prospects and feel that we have the proper management team to execute on our focused strategy.

                         Operator, we are now ready for the question and answer
portion of the call.

OPERATOR:                Very good. Today's question and answer session will be
conducted electronically. If you would like to ask a question, you are welcome to do so by pressing the star key followed by the digit one. Again, star one for a question. Just make sure your phone is off mute so your signal will be registered and we'll pause just a moment to assemble the question roster.

                         Our first question will come from Art Henderson with
Jefferies & Company.

ART HENDERSON:           Morning; very nice quarter. You have obviously
mentioned the significance of the pipeline building with the smaller "mom and pop" providers finding themselves in a little bit of trouble now. I'm wondering how you go about your process of evaluating those opportunities. I mean, do you get to a point where it makes more sense to just kind of wait until those providers fall on the sword or is it something where you have to be a little bit more proactive in case, you know another provider might come in there and try and buy those small "mom and pops" up. Can you give us some sort of perspective on how you look at that?

DR. HOWARD BERGER:       Thank you, Art. Both of those are currently being
assessed by the company. There are providers out there who were marginal to begin with and, with the implementation of DRA, are now struggling mightily. Those centers generally are some that are coming to us purely for the value of the assets themselves and assuming that they fit within our strategic regional focus, we look at those in a way that just values them for the equipment and the locations that they may provide to the company.

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                         On the other hand, there are providers out there who
have been doing reasonably well prior to DRA. We will look at their prior performance based on scan volumes and revenue. We adjust their projections for the DRA impact and then, as Mark mentioned in his presentation, we look at three to five times multiples depending upon how valuable that particular facility is. Part of that decision is made not just based on the economics, but also issues that we may be faced with in certain of our markets where we need to either upgrade equipment or expand capacity and to the extent that some of those centers are in regions where we have those capital expenditure needs, they become even more valuable to us.

                         Thus, there is a spectrum of issues that we look at
when we see these opportunities present themselves and both of them fit nicely within our strategy here, those which are potentially available to us, just for asset value and those which might be more desirable because they provide margin increases for us. And once we bring those in we generally always improve that performance due to our efficiencies and better management capabilities.

ART HENDERSON:           That's helpful. Let me ask you just sort of a follow-up
to that. You've obviously acquired the Rockville open MRI this time around. Are most of the opportunities that are out there sort of like Rockville where they're single modality and the opportunity to expand them to multi-modality exists? Is that what you're seeing mostly right now or is it just a healthy mix across the board?

DR. HOWARD BERGER:       I think it's a mix across the board. What you
see in the landscape generally as you go out there is that when you look at single modality centers, they're almost always MRI scanners. That's because that's traditionally been the place where operators have enjoyed the greatest margins and opportunity for success.

                         I will give an example here with the Rockville Center.
Even though it was a single modality center, it was within about a couple of miles from an existing center that we have which is a multi-modality center. That center has a high field magnet, the Rockville open MRI was a high field open system so the very first thing we were able to do was complements that center with an open magnet. It's a very busy center but the price we paid, as Mark mentioned in his presentation, of about $1.6 million in total, is only slightly greater than the asset value of the equipment and the facility itself. And while that center was and continues to be a very busy center, performing approximately 350 procedures per month, when we were able to take that center in, combine it with our multi-modality operation it has exceeded our expectations in terms of its margin benefit. So there was a situation where we looked at a single modality center but it complemented multi-modality facility.

                         Generally speaking, if we see a multi-modality center
and it's within our market and if it's somebody who we think we can attract into our operation we will be as aggressive in looking at multi-modality centers as we will for single modality. Generally speaking a single modality center will be less attractive to us given the fact that we want to be a multi-modality operator unless we see significant opportunities to expand into a multi-modality operation. And that expansion is not always easy given some of the space limitations that a single modality operates under and where you need to increase the size of that facility, perhaps three or four times in order to accommodate the other imaging modalities.

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ART HENDERSON:           Okay. That's very helpful. One last question, I'll jump
back in the queue. You talked about lowering your interest expense by possibly refinancing your debt. Is this something that we should expect sooner or later? Do you have some sort of sense of time frame on that, Mark, possibly?

MARK STOLPER:            We have been talking to several advisors, all of whom
agree that we have an opportunity in the very short order to lower our debt cost of capital through a refinancing opportunity. As you probably know, Art, from being out there in the capital markets, the debt markets are very hungry for what is perceived to be good deals, good companies, good management teams and, it's very important to the company to reach net income positive and to increase our free cash flow. Both can be achieved through lowering our interest rate on debt. So we are immediately looking very seriously at refinancing opportunities at this point and hope to be able to announce some things here in the short order.

ART HENDERSON:           Okay, great. Congratulations; very nice work.

MARK STOLPER:            Thank you.

OPERATOR:                Our next question is from Mark Arnold with Piper
Jaffray.

MARK ARNOLD:             Congratulations, guys, on your first conference call. I
guess I had just a couple of questions. I guess maybe could you start, the volume numbers that you guys reported, I assume those include the four acquisitions or the four centers you acquired in northern California in Q3? Is that correct?

DR. HOWARD BERGER:       Yes, that is correct.

MARK ARNOLD:             And this, maybe this goes to the comment that you made,
Dr. Berger, about capacity but if we look at those centers, I mean, I guess the question is, do you have pure, same-store volume numbers? Or did you look at those center acquisitions kind of falling into that category of needing to add capacity in that market?

DR. HOWARD BERGER:       In the four centers that we acquired, two of those four
were really consolidation opportunities and so they weren't, for the most part, new centers. So there were only two centers that were new that were present in their volumes in the first quarter of this year that weren't in the first quarter of 2006. We've got some work to do to look at that but the portion of our increase that would be due just to those two centers would be relatively small to the total increase that we saw.

MARK STOLPER:            Mark, I should mention that in 2006 of last year
Radiologix had a site that was consolidated in their operations that is no longer being consolidated. It was contributed to an unconsolidated joint venture and so we have two sites that increased and one site that is no longer being consolidated.

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MARK ARNOLD:             Okay, okay. As it relates to Radiologix can you give us
an update on how the integration is going and how you're doing against the, I think it was 11 million in cost synergies that you guys projected. Can you just give us an update there?

MARK STOLPER:            Two thirds of the $11 million of cost savings we
expected to achieve in the Dallas corporate facility and one third in other regional operations within Radiologix. We have gone a long way to achieving those two thirds of cost savings in Dallas. We haven't started anywhere else outside of Dallas so we feel very comfortable with the $11 million in aggregate, which we will continue to achieve throughout the year. We got a head start in Dallas, and we still have some more work to do.

MARK ARNOLD:             Okay. And then, the, in terms of EBITDA guidance, I
know you guys haven't given official guidance but when you did the acquisition I think you talked about a, an annualized number of about 85 million including those synergies. Would you say you're on track for that? And I recognize that since those synergies will come throughout the year that you probably don't get all the way there in 2007 but can you just maybe comment a little bit about that?

MARK STOLPER:            Yes. That pro forma value of $85 million which, as you
pointed out, includes a full year's effect of the cost savings is still a number that we feel very comfortable with.

MARK ARNOLD:             Okay leverage. I think your leverage currently is right
around four and a half times EBITDA. Is there a level there that you're comfortable with kind of going forward as you talked about additional acquisitions and the bank debt, potential bank debt refinancing? Is there a level that you guys look at as kind of a level that you expect to maybe maintain for a while?

DR. HOWARD BERGER:       We'd like to see leverage as we improve our performance
get down closer to four times leverage. The range that we're comfortable ultimately keeping the company in would be between three and a half and four times. So we've got some work to do to improve the leverage ratios that the company is currently experiencing, but we think that will come about as a result of improving the performance throughout the year. The reason I think between three and a half and four times is a comfortable margin for us is that when we look at acquisitions, when we look at capital expenditures, we feel we need to be in that level in order to continue to be able to invest in our centers and expand the company's growth opportunities.

MARK ARNOLD:             Okay.

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DR. HOWARD BERGER:       If we were ever below three and a half times, while
that'd be a great milestone for the company, I would say we weren't as aggressive in growing the company perhaps as we should.

MARK ARNOLD:             And then just on the bank debt, it just, if you could
remind us, is it current, the current rate is what, LIBOR plus 3 50?

MARK STOLPER:            Yes. On the first lien portion it's LIBOR plus 3 50. On
the second lien portion it's LIBOR plus 7 50.

MARK ARNOLD:             Okay. So there, the, and the, so really the big
opportunity there is on the second lien for, on the refinancing side?

DR. HOWARD BERGER:       A blended rate of capital was about 10%, maybe just a
hair over that, and when we look at the refinancing opportunities, what we're really looking at is not whether the benefit comes from the first lien or a second lien. It would be to get our overall cost of capital down, well below 10%. So it may come more from the second lien than it would from the first but what we look at in both in a blended form right now and that's what we'll continue to do.

MARK ARNOLD:             Okay and then one last question. That Board of
Physicians ruling in Maryland, obviously a positive for you guys in particular. Are you seeing any direct benefits from that yet? Or any acquisition opportunities that have come about from some of those, particularly the orthopedic practices looking to have to restructure their current situation or, you know, completely exit the MRI market specifically?

DR. HOWARD BERGER:       The answer to that is, yes and yes.

MARK ARNOLD:             Okay.

DR. HOWARD BERGER:       We are in discussions with some groups that are already
concerned about the potential exposure here and may be looking to divest of their opportunity and we believe that others have already been discomforted by the board ruling. And by the way, that board ruling was really just a reinforcement of a statute that's been in Maryland since 1992. But it's never been enforced. What the ruling really said is now that they plan to enforce it particularly with any new systems that may come into operation so that's one of the reasons that particularly in Maryland I think there's been a rather dramatic drop-off in the sales of MRI equipment.

MARK ARNOLD:             One last question, I apologize, I lied here but maybe
I, if I could ask you, Dr. Berger, to put your crystal ball, or look into a crystal ball and tell me, do you see anything happening in California with, particularly after the Jean Mitchell Georgetown study regarding self-referral and block leasing there? I mean, I know there was a bill on the table last year that got voted down in committee. I don't think anything, new legislation has been introduced this year but do you see something happening particularly in light of that new study that could be a positive for you in California?

DR. HOWARD BERGER:       I think it'll be a positive for us in California. I
think it'll be a positive in general throughout the country. You may be aware, it sounds like you're pretty familiar with what's going on in the industry but the lawsuit filed in Illinois by the State Attorney General there, there's a number of articles that have come out about the blatant and what I believe essentially to be a kickback that the whole block leasing arrangement really has fostered, and I think this is one of those situations where the legislation, you know, because of other lobbyists and political realities may be slow but the visibility of this issue tends to make the situation more a matter of where the bite, the bark is worse than the bite. I think the fact that some of this has started to creep out into the public market puts doctors who participate as, in a very unfavorable light to the payors and to their patients and we've already started to see people who were in some of these arrangements start to shrink back from them. So I believe there will be opportunities here in California I don't believe that California will be unique but I think if we wait for the legislators to go ahead and make that illegal, that the boat will have long left the port. So we hope that other economic forces, as well as just the image that doctors need to maintain in terms of their own propriety, will be as effective as anything that the legislators might, may enact.

MARK ARNOLD:             Great. Thank you, guys.

OPERATOR:                Our next question is from Vishal Sharma with Thomas
Weisel Partners.

VISHAL SHARMA:           Hello. Thank you for taking my question. Can you
discuss a little bit about your capitation revenue? And has there been any change in the number applied or any new contracts, new businesses?

DR. HOWARD BERGER:       That part of the business has remained fairly stable.
It represents about 10% currently of our reported revenues. And the reason I say reported revenues, and maybe this is a good opportunity for me to expand on this, there's a half a dozen joint ventures that we have with partners primarily in the Maryland market which, many of which go unconsolidated in our reporting because RadNet is a less than 50% owner. So when we look at our reported revenues of 105 million really the amount of imaging revenues we control is substantially greater than that. That being said, in California we have not entered into any new capitation contracts recently. Most of our efforts have been to expand our relationships with the newly acquired northern California Radiologix centers where we believe there are substantial opportunities up there for capitation that we are pursuing. But as a matter of course here we haven't added any significant number of new lives under the capitation agreement and so it probably is a slightly smaller percentage of our overall revenues given the expansion of the rest of our commercial business.

VISHAL SHARMA:           Okay. So going forward should we see more weightage
given to that part of the business?

DR. HOWARD BERGER:       I don't think you're going to see any more weight given
to it. I think it's a unique offering that we have in RadNet which has been principally a California phenomena. We earlier, last or the middle of last year entered into an exclusive relationship with Aetna in the Maryland market which potentially could be one step before capitation there. So our focus is really not so much just on capitation but trying to establish more exclusive or unique relationships with the various payors. If that turns out to be beneficial for both the payor and RadNet to do in the form of capitation, then that's fine because we do have the internal systems here to manage that risk. As many of you know from previous presentations that we've made we have our own internal radiology benefit management/utilization system that we have been honing our skills on for about 15 years. So we're prepared to take on any form of reimbursement that makes financial sense for the Company as well as gets us closer to the relationships that we would like to have with our payors.

VISHAL SHARMA:           Great. Thank you. That's helpful. There's a 0.538
million included twice in the Q which I saw, once in the operating expenses and once outside as a separate line item. Now, am I right if only one of them is one-time item?

MARK STOLPER:            The 538,000 which is broken out separately in our
income statement is severance costs. Those costs associated with the termination of Radiologix employees relate to the integration. I'm not sure what the other half a million dollars that you're referring to is, Vishal.

VISHAL SHARMA:           Right. That's included on page number 16. It's
separately shown as severance within the operating expenses line so I was wondering if we should treat that item also as a?

MARK STOLPER:            No, you should treat that as a one-time, non-recurring
item.

VISHAL SHARMA:           Okay. Perfect. Thank you. And are we going to see any
kind of production in the provision for bad debt in the acquired business, any efforts from your side?

MARK STOLPER:            Yes. Let me touch on that. I talked a little about it
during our prepared remarks. The provision for bad debt has increased due to the acquisition of Radiologix. As you might remember Radiologix, on behalf of its physician partners, does a significant amount of hospital-based billings and from your experience obviously in healthcare and following, hospital-based companies, you probably recognize that bad debt within hospitals is significantly higher than free-standing ancillary facilities. We believe that we have some opportunity to decrease our bad debt in the future but there was a structural change in our business through the acquisition of Radiologix and through the acquisition of doing these hospital-based billings for which we receive a nice management fee. So, our bad debt went from a little over 3%, between 3 and 4%, to about 7% and we expect it to stay fairly stable with potentially, some improvement from the 7% level.

DR. HOWARD BERGER:       I think, Mark, if I can just interject, I think in the
future filings and earnings call, we will probably be breaking out a little bit more clearly the revenues that come from the hospital-based practices versus the revenue from the imaging centers and be able to articulate the difference more graphically in the bad debt allowance between those two. I think if you look at the center level performance and exclude the hospitals, the bad debt allowance for the Company as a whole or looking at the Radiologix and the RadNet centers is very similar.

MARK STOLPER:            And one other thing to note, if you were to compare the
RadNet bad debt separately from Radiologix in the first quarter of this year versus the first quarter of last year, and compare the Radiologix bad debt percentage this quarter versus last year, which we're privy to that information and we haven't release it publicly, you'll see very little change between the two years. So there hasn't been any trends that we're concerned about with regards to our bad debt.

VISHAL SHARMA:           Okay. And salaries and professional rating fees
excluding Radiologix has also increased about 10%. Is there some kind of a seasonality or did we see any kind of a general rise in the payroll?

MARK STOLPER:            No. I think a fair amount of that, Vishal, is part and
parcel with an increased volume of business.

VISHAL SHARMA:           Okay.

MARK STOLPER:            As well as, normal, 2 to 3% raises we give our center
level staff.

VISHAL SHARMA:           Okay. Perfect. Thank you very much.

MARK STOLPER:            Okay.

OPERATOR:                Our next question is from Victor Danh with Contrarian
Capital.

JASON MUDDERICK (SP?):   Hey, guys. This is actually Jason Mudderick with Victor
here. Congratulations on a good quarter. Hey, can you just do - a quick question? Can you just remind us of the size of your net operating loss carry forward?

MARK STOLPER:            Sure, Jason, it's about a $190 million net operating
loss carry forward. Predominantly all of it is unrestricted, meaning that we have 15 years from the point at which we earned it to utilize it. There is a portion, I believe it's between 20 to $30 million, of that operating loss that is somewhat restricted and it was through the acquisition of a company that we made in 1995 called DIS but otherwise we don't perceive being a tax payer for the long term. I'd like to say near future.

JASON MUDDERICK:         Great. That's all I had. Thanks a lot.

MARK STOLPER:            Okay.

OPERATOR:                Our next question is from Jeff Chaffkin with Charter
Oak Partners.

JEFF CHAFFKIN:           Hi. Thank you. Good morning. Congratulations on a nice,
solid quarter. Two quick questions; one, we talked about the legislative front of possible changes due to physician self-referral and block leasing. Are the payors taking any specific actions in your markets to kind of get around that issue and cut basically some of these practices off?

DR. HOWARD BERGER:       Very good question. The answer to that is, yes. Several
of the payors have announced publicly that they will begin an accreditation process for imaging centers which will be a requirement of theirs if they are going to reimburse. One of those that comes to mind right offhand is United Healthcare that, I believe, made that announcement perhaps four or five months ago. As a result of that we've begun to accelerate our own process of accreditation of all of our imaging centers by the American College of Radiology, the ACR, and you need to meet certain requirements in order to be able to get that accreditation. So what we see in some states in which this initiative has already been underway, for example, in Pennsylvania as well as general statements that have been made by at least one that I'm aware of if not other of the payors that accreditation will be a requirement. It may be that you'll have to be a multi-modality provider, have to have a radiologist on staff at all times and I believe that these are the ways that we're going to help ring in the self-referral and block leasing a lot faster than what you're likely to see the impact of any legislative changes.

JEFF CHAFFKIN:           Okay, and just one other quick question. One
(inaudible) has been your willingness to pay three to five times EBITDA, obviously making it accretive to you, but to the seller, at least historically, it's had multiples higher than that. Are you starting to receive real deals in the range where you can actually make the finances work for you?

DR. HOWARD BERGER:       Yes.

JEFF CHAFFKIN:           Okay, thank you.

OPERATOR:                Our next question is from Andrew Cowen with Tricadia.

ANDREW COWEN:            Hello?

MARK STOLPER:            Andrew?

ANDREW COWEN:            Hey. Just real quick, Howard, just touching on the
centers that you own less than 50% of, we're seeing that in the equity line, equity (inaudible) line?

MARK STOLPER:            Andrew, it's picked up in the equity and earnings
of unconsolidated joint ventures.

ANDREW COWEN:            Okay, and so that was about 115 of profits this year?

MARK STOLPER:            No, about 995.

ANDREW COWEN:            Nine ninety-five, I'm sorry.

MARK STOLPER:            Yes, 995.

ANDREW COWEN:            Is that a number that we should kind of, you know,
budget that per quarter or do we expect that to grow or what?

DR. HOWARD BERGER:       We're very comfortable with that number. We are in
conversations with many of our joint venture partners which we think have opportunities for growth in Maryland markets, so I think that's a good number to keep your eye focused on.

ANDREW COWEN:            Okay. And I was under the impression that there was a
decent amount of investment but very good cost savings led investment in a bunch of Radiologix equipment, namely making them digital, from mammography and x-ray digital from just regular film. How's that going now, and are most of those costs would be expense or capitalized?

DR. HOWARD BERGER:       First, I'll answer your question backwards. All of
those costs will be capitalized.

ANDREW COWEN:            Okay.

DR. HOWARD BERGER:       It's a process that we began immediately after the
close of the acquisition. The Radiologix centers as a whole are substantially further behind in the digitization process than we've enjoyed here in California, so there has been a very substantial effort to bring the Radiologix centers, both on the east coast as well as those in northern California, online with digital imaging, primarily focused on the x-ray and mammography portion of this. So we expect to see continued benefit from that investment, as well as a very aggressive approach to getting all of our centers completely digital within the very foreseeable future. And there should be benefits that will inure to us both in terms of throughput capacity and cost savings as we further invest in the technology which is critical for us to run our business.

ANDREW COWEN:            Okay, and we would see the benefits from that in the
building equipment line, or where will we see that on the income statement or, you know, the breakdown on the income statement?

DR. HOWARD BERGER:       I think you'll see it to some extent in improved
margins, and I think the forecast that we made when we announced the transaction of what we expect to spend on capital ex, a significant portion of that will be for conversion of analog to digital imaging. So you'll see it both on the depreciation line, as well as on, hopefully, improved margins.

ANDREW COWEN:            Okay. Fantastic quarter, guys, great. Congratulations.

DR. HOWARD BERGER:       Thank you.

OPERATOR:                Our next question is from Kyle Smith, Jefferies &
Company.

KYLE SMITH:              Good morning, gentlemen, fantastic quarter. It
certainly stands out to the other companies in the space. I had a couple of questions here. First, are there any prepayment penalties on your current debt?

DR. HOWARD BERGER:       The only prepayment penalty we have is on our second
lien, which is a 2% prepayment penalty but can be exercised at any time. There is no prepayment penalty on our first lien debt, which is approximately 235 million?

MARK STOLPER:            Two hundred and twenty-five million.

DR. HOWARD BERGER:       Two hundred and twenty-five million. Our second lien
debt is 135 million. So the maximum exposure we have on prepayment is about 2.7 million.

KYLE SMITH:              Okay, fairly contained. You've talked on this call and
in the past about the $11 million savings from Radiologix synergies. It sounds like that excludes certain efficiencies with purchasing, insurance, and maintenance. Any way you could put a dollar amount on those potential savings, as well as savings on the Primedex side of the business from bringing in some of the Radiologix technology?

DR. HOWARD BERGER:       Actually, it's the other way around. It's more Primedex
bringing in the technology. There are some that's at the center level. Our core competency on information technology and being digital is something that I think Radiologix is substantially benefiting from. The benefits that we're getting from the cost savings, I think, are a little bit hard to quantify at this point in time, because we're so early on in the game here, and some of those savings have not been completely realized. As we begin transitioning from some of the Radiologix vendors to the RadNet vendors and enjoying the improved pricing, we have to work through certain inventories that were at the centers and accommodating some of the radiologists' issues about particular types of vendors and supplies that we use. But we think that, again, the place to focus on for that, just like the transition into more digital imaging, will be on our operating margins.

KYLE SMITH:              Okay. Well, that's helpful. You talked in a bad debt
context a bit about the hospital-based billings in the Radiologix side of the business, and I recall one quarter way back when, when Radiologix took a whack from having one of its hospital customers buy its own CT system. How much risk do you perceive in that business line, where one decision maker can materially alter your volume relative to the rest of the business where the customer base is much more diverse?

DR. HOWARD BERGER:       I see virtually zero risk with that. The nature of our
partnerships and joint ventures with these hospitals are long-term relationships, 15, 20, 25 years, and have been really a cornerstone of the Radiologix practice, which was not something that we enjoy here in California. And as opposed to, perhaps, exposure that you might think, we are not just a provider of equipment. We are truly a partner with these hospital systems. They recognize the value that we bring, both on the professional and the technical level, and all of them are anxious to expand our relationships, not only on the existing campuses but with other opportunities that they are looking for in their markets to utilize the tools and the capability that we have that they recognize that they don't in operating outpatient imaging on a profitable margin. So this is not a situation where we're just providing equipment. We provide everything. And by and large, all of these hospitals already have their own CTs and MRI scanners in inpatient departments, but they're focused primarily on hospital-driven needs, not necessarily the outpatient needs, which they have ceded that responsibility over to us.

KYLE SMITH:              Great. That detail is very helpful. With your capitated
business, which is one of the interesting things about your model, how exportable is that? Clearly there's the opportunity in northern California, but what about other states like Maryland, for example? Is that something that would apply there?

DR. HOWARD BERGER:       I believe it could apply, and, you know, at any given
time, we entertain those discussions. Part of this is a little bit more of an understanding of the difference between California and really the rest of the country. You know, the trade winds, like I like to say, blow from west to east for a good reason. And here in California, the medical groups are the ones that we have the capitation arrangements with, because the payors a long time ago saw the wisdom of putting an economic alignment of their interests by trying to have utilization controlled by the people who refer it, so your dollars are shifted here in California from your HMO payors to the medical groups, and then we sub-capitate from them. That model does not exist, really, anywhere else in the country, where the HMO continues to pay for the benefits under capitation directly but as a fee-for-service, rather than as a capitated program. I think it's a matter of introducing this concept, number one; and number two, you know, recognizing that our network strategy of having enough resources and assets in any given market are what we have to have in order to handle a payor who has, you know, a statewide presence for their enrollment. So I think there are some differences, but given the strategy that we are embracing with kind of a regional-centric marketing and focus of assets, as we get larger in our markets, I think these kinds of opportunities will open themselves up to a more logical partnering arrangement with these payors.

KYLE SMITH:              Okay, great. Just a couple questions about DRA, and
I'll jump back in queue. Is it possible in any way to quantify the boost to your same-center volumes that you might see this year from the slowdown in your competitors' investment in new centers and new systems?

DR. HOWARD BERGER:       Well, that would be very, very tough. I think, you
know, some of our centers have enormous capacities right now, or enormous volumes, and even a small increase would be hard to attribute directly to an individual. I think that may be something that would be a little bit more measurable as some of these self-referral and block leasing arrangements come to an end, and then we can specifically target a doctor or referrer whose business either we were not getting or we were not getting substantially, and then it winds up in our centers. So you really have to do it almost on a case-by-case basis.

MARK STOLPER:            Kyle, two observations that we are seeing in our
markets, and we do think it is related to DRA. We're seeing very little new competition of free-standing centers going into our markets, number one; and number two, we're seeing the capital spending from the competitors has significantly dried up. And, I think especially the "mom and pops" who are from a cash flow perspective struggling with the lower reimbursement, have not put the type of money back into their businesses that we've seen in the past. And so from a standpoint of having the capacity to make capital investments, it's definitely improved our ability to compete in all of our markets. So I think there's some nice trends going on there for us.

KYLE SMITH:              I appreciate that. Maybe if I come at it from a totally
different direction. Assuming that the competitive growth is slowing towards, you know, very low single-digit percentage or even zero, what are you seeing in terms of system-wide scan volume growth? Or are you even able to measure system-wide scan volume growth in your markets on the demand side?

MARK STOLPER:            We're not able to have access to system-wide volumes.
All we can do is track our own volumes, although we do read research reports of some of the other publicly-reporting companies out there and are somewhat puzzled by seeing decreasing volumes in their businesses. So I think it's hard to tell whether we're just increasing our market share in each of the markets in which we operate or that there's just less volume as competition falls away, and we're just getting our proportionate share.

KYLE SMITH:              Well, it certainly looks like you're doing something
right. Last question here, how long do you think this adjustment phase that's been triggered by DRA might last? Is it something that will be come and gone within, you know, 12 to 18 months, or might it last for three or four years?

DR. HOWARD BERGER:       I think you're going to see the major impact in this in
the 12 to 18 month period of time. I think people are just kind of waking up to the impact of DRA now. You know, given the cycle of reimbursement, not reimbursement but the cycle of cash flow from building operations, the first quarter was unlikely to see much of an impact from DRA, because people are still working off their 2006 receivables. But as that dries up and the new reimbursement, which did take place January 1st, becomes apparent and impacts their operating cash flows, I think we're getting to see people who may have underestimated the impact that DRA was going to have, or they may have just been hoping against hope that the moratorium, or perhaps a revision of DRA, was still going to take place, but it obviously hasn't. So I think, you know, recognize that the majority of people that we are likely to see as competitors or that we're likely to see deals from are cash-paying and reporting people. They don't look for the accrual side of their business to really catch up with it until the cash catches up with their actual performance.

KYLE SMITH:              All right. Thank you very much, and congratulations
again.

DR. HOWARD BERGER:       Thank you.

OPERATOR:                Our next question is from Gary Goldstein with Mercer
Capital. Gary, your line's open. You may have to pick up your handset.

GARY GOLDSTEIN:          Sorry. I had the mute button on. It's Lori (sp?).
Gentlemen, our questions were answered. We just wanted to get on and say congratulations on a great quarter.

MARK STOLPER:            Thank you very much, Lori. I appreciate it. And thank
you, Gary.

OPERATOR:                And we'll next go to Mike Leeconey with Bishop Rosen.

MIKE LEECONEY:           Hi, guys.

MARK STOLPER:            Hey, Mike.

MIKE LEECONEY:           You're knockin' them dead. You've done everything you
said you'd do a year ago, and it looks like you're set up to do more, lowering the cost of capital, looking at acquisitions. You know Howard, specifically, the thing that Vadim was thinking about, and I'm going to steal a question, because you asked me first, it seems like in the future at some point, you become like a pharmacy benefit management, like a radiology benefit management, which is a great business. I mean, you know, you eliminate the capital intensity and, you know, it's a service business. I mean what does it take for you to - you've already got a business, I think, in that sector. What's the future of that business in your opinion?

DR. HOWARD BERGER:       Well, I think we have a sector that we currently
operate, more because of our capitation business, not necessarily because I personally believe that that's a great business model. I think there's opportunity in there but, you know, some of those companies will be a prisoner or a casualty of their own success. You know, once your radiology benefit management oversight helps reign in over utilization, some of which, by the way, is caused by this block leasing and self-referral network we're talking about, once that is kind of dried up, you know, really the place that we make our money is not so much by just trying to send the work out and less of it, but by doing more in our centers and are making our centers more efficient. So somehow in the long-term, you know, the pharmacy benefit manager is in a lot different position than a radiology benefit manager. The pharmacy benefit manager doesn't really deal with a service. He deals with somebody who goes in, picks up their prescription, and is always looking for the lowest price. Radiology benefit management is still going to rely heavily on the quality of the service, both the experience of the patient as they come into a facility, or our facility, and the quality of the radiologist. And you can't unwind those. So I think you're looking, really, at two totally different models. And I don't really see long-term the radiology benefit manager being as beneficial to the system or as profitable as some of this utilization.

MIKE LEECONEY:           Oh, I see. So you see it as a - it's a different -
there isn't necessarily a parallel here, if that's the word.

DR. HOWARD BERGER:       I don't think it is.

MIKE LEECONEY:           Yeah, that's interesting, your point about it that
you're a service, and they are dealing with a product.

DR. HOWARD BERGER:       Exactly.

MIKE LEECONEY:           There's a big difference. That's a big difference.

DR. HOWARD BERGER:       I don't think at the end of the day, you know, a
patient cares whether he gets his prescription filled at a Rite-Aid or a Walgreen's or a CVS. It's all about price. I think patients have become far more aware about imaging, where they get it, and ultimately it's driven as much by anything as the quality of the radiology.

MIKE LEECONEY:           I get it. That's a very good point. I hadn't thought of
it that way before, Howard. Anyway, congratulations, you're really doing a great job.

DR. HOWARD BERGER:       Thank you, Mike.

MIKE LEECONEY:           A great job. I mean it's just fabulous. And you, too,
Mark.

MARK STOLPER:            Thank you, Mike.

MIKE LEECONEY:           God bless you both, okay?

OPERATOR:                Our next question is then from Jim Shulman with Costa
Brava.

JIM SHULMAN:             Hi, guys. How are you?

DR. HOWARD BERGER:       Hi, Jim.

JIM SHULMAN:             A couple of questions. Let's see if I've got them here.
Do your doctors read your own scans, or I know a lot of companies, you know, subcontract out to India and whatnot with outsourcing. How's that set up with you guys?

DR. HOWARD BERGER:       We read all of our own scans ourselves. I'm not
particularly a proponent of outsourcing reading for the professional component. We do outsource other things within our operations, such as transcription, to India on some level, so outsourcing by itself is not necessarily bad. But when you deal with the level of quality that we are required, as well as some of the licensure issues that really are a prerequisite of ours in the various states that we practice in, I believe outsourcing the professional component is not practical or desirable.

JIM SHULMAN:             I gotcha. And then Mark, you and I spoke offline a few
months ago and were just trying to guesstimate EBITDA on a go-forward basis, and I think the numbers I wrote down that you gave me were 78 million, plus 11 million in synergies, plus close to $5 million from some California acquisitions, and some items under construction that bring you up to kind of $94, $95 million. And I was just trying to understand how that number compared with the $20 million today. Obviously, it's a quarter, but I was just trying to extrapolate it.

MARK STOLPER:            Yeah, Jim, I have to be honest with you. I don't
remember giving you those numbers, so I'm not sure, frankly, where those came from. The only thing that we've ever talked about is what we've said publicly, which is in regards to our $85 million projection of EBITDA, inclusive of the $11 million of cost savings. You may have taken those numbers down from, our discussions about your estimation of what we could potentially save on the operating side, which we touched on today in terms of insurance, re-pricing our vendor contracts, our MRI contrast, CT contrast, materials, medical supplies, things of that nature.

JIM SHULMAN:             Well, I mean I know I got them from you on a telephone
call, so I mean that's why I was trying to kind of match things up a little But so it seems like these numbers may be a little short, that's all. I'll dig further into it. The other thing was on your debt level, have you guys - I know you're early on in looking at the re-fi, but I mean it strikes me the level of debt really drives the number of scans you need for each of your locales for break even, and I was just wondering. I know you've set some goals to bring your debt down a little, but does this level of debt really give you the latitude to churn ahead without reducing it dramatically?

DR. HOWARD BERGER:       Yes, I think that the cash flow from the company's
operations, as well as our what should be improving leverage ratios, will give us ample capabilities to pursue both inside benefits that we might be able to achieve through investing in our existing centers, as well as other opportunities that aren't currently part of the RadNet operations. So I think our debt level and our leverage ratios right now are some of the best in the industry, particularly when you compare it to other of the competitors who do give you visibility with that, and our goal is to continue to improve the leverage ratios. We're not as concerned with the absolute amount of debt as we are with our leverage ratios.

JIM SHULMAN:             Okay.

MARK STOLPER:            Hey, Jim, going back to the numbers that you stated
before, the $78 million number that you stated sounds very much like what, if you took the EBITDA on a trailing 12 months for September of '06 of RadNet and Radiologix and added them together. What your $78 million number does not include is the effects of the DRA and the contiguous body scan cuts. So that's the only familiarization I have with that $78 million number.

JIM SHULMAN:             Okay. Well, thank you. I appreciate your time.

MARK STOLPER:            Okay, thank you.

OPERATOR:                Our final question will come from Joel Luton with APS
Financial.

JOEL LUTON:              Yeah, good morning. What is your cap ex expectations
for this year (inaudible)?

DR. HOWARD BERGER:       Our cap ex expectations, we have to really break it out
into two components. That which would be for the consolidated centers will range somewhere between 30 and 35 million. But there will be additional cap ex which does not hit our financials that we'll spend in our unconsolidated centers, so that the overall cap ex of the Company could easily exceed for the year $40 to $50 million.

JOEL LUTON:              And that includes some (inaudible) a minority interest
then, the 40 to 50?

DR. HOWARD BERGER:       Yes.

JOEL LUTON:              Okay. Thanks very much.

MARK STOLPER:            And that cap ex you wouldn't see.That would be...

JOEL LUTON:              Right. That would soften the number.

MARK STOLPER:            Correct.

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JOEL LUTON:              Okay, good quarter, guys. Thanks a lot.

DR. HOWARD BERGER:       Thank you.

MARK STOLPER:            Thank you very much.

OPERATOR:                I'd like to turn the conference over to John Mills for
closing comments.

JOHN MILLS:              Thank you, everyone, for participating today, and we
look forward to updating you on our progress during our second quarter conference call in August. Thank you very much.


                           FORWARD LOOKING STATEMENTS

The foregoing information contains certain forward-looking statements that reflect the Company's current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations and business environment which may cause the Company's actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to those which appear in the Company's Form 10-K for its year ended October 31, 2006 and its Form 10-KT for the two month transition period ended December 31, 2006, and the following.

      o     No guarantee of future growth or future opportunities

      o     No guarantee of opportunities from the Deficit Reduction Act

      o No guarantee the Company will be able to refinance its debt and/or reduce financing costs

      o No guarantee that additional facilities will be available for purchase or that the Company can acquire additional facilities on a basis which is economically viable or that the Company can successfully integrate facilities once acquired

      o No guarantee that the Company can achieve projected cost savings or synergies

      o     No guarantee that the Company can improve its margins

      o     No guarantee that the capitation market will increase

      o     No guarantee that the Company can reduce its provision for bad debts

      o No guarantee that the Company can achieve pricing reductions from vendors

      o No guarantee that the Company's hospital partners will not elect to terminate their relationships with the Company and establish their own imaging businesses

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